Exhibit 99.1

Whole Earth Brands Reports Fourth Quarter and Full Year 2023 Results

Chicago, Illinois – March 12, 2024 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its fourth quarter and full year ended December 31, 2023.

Full Year Highlights

•	Consolidated revenue of $550.9 million, an increase of 2.3% on a reported basis and 2.4% on a constant currency basis compared to the prior year period.

•	Branded CPG revenue growth of 0.9% on a reported basis and 1.0% on a constant currency basis, driven primarily by pricing, partially offset by lower volume.

•	Flavors & Ingredients revenue growth of 7.8% compared to 2022 on both a reported and constant currency basis, driven by a combination of strong volume growth and increased pricing.

•	Operating income of $15.4 million and Adjusted EBITDA of $78.3 million.

•	Cash provided by operating activities was $25.3 million for the year ended December 31, 2023, as compared to cash usage of $5.8 million in the prior year, resulting in an improvement of $31.1 million.

Fourth Quarter Highlights

•	Consolidated revenue of $151.2 million, an increase of 8.8% on a reported basis and 8.3% on a constant currency basis compared to the prior year period.

•	Branded CPG revenue increased 8.5% on a reported basis and 7.9% on a constant currency basis as compared to 2022 due to price and volume growth.

•	Flavors & Ingredients revenue grew 10.2% on a reported basis and 9.6% on a constant currency basis compared to the prior year period, to a record $32.5 million, driven by strong volume growth.

•	Operating income of $2.7 million and Adjusted EBITDA of $22.5 million.

	Full Year Net Segment Revenue Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency
Branded CPG	0.9%	(0.1)%	1.0%
Flavors & Ingredients	7.8%	0.0%	7.8%
Total	2.3%	(0.1)%	2.4%

	Fourth Quarter Net Segment Revenue Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency
Branded CPG	8.5%	0.6%	7.9%
Flavors & Ingredients	10.2%	0.6%	9.6%
Total	8.8%	0.6%	8.3%

“We ended 2023 on a high note, demonstrating continued operational improvement across both segments that drove a significant lift in our free cash flow generation and resulted in reduced balance sheet leverage,” said Irwin D. Simon, Executive Chairman. “On behalf of the Board, I would like to thank our entire team for their focus this year – we overcame challenges and seized on several opportunities to improve the business. Together we have created a strong foundation for future growth and we look forward to completing the pending go-private transaction with Ozark Holdings, LLC expected later in the second quarter of 2024.”

FOURTH QUARTER 2023 RESULTS

•	Consolidated product revenues were $151.2 million, an increase of 8.8% on a reported basis and 8.3% on a constant currency basis, as compared to the prior year fourth quarter.

•	Reported gross profit was $40.4 million, compared to $28.3 million in the prior year fourth quarter. The increase was largely driven by volume and pricing, lower freight costs and a decline in costs associated with the supply chain reinvention project. Adjusted gross profit was $44.9 million, compared to $40.1 million in the prior year fourth quarter.

•	Reported gross profit margin increased to 26.7% in the fourth quarter of 2023, compared to 20.4% in the prior year period. Adjusted gross profit margin increased to 29.7%, compared to 28.9% in the prior year fourth quarter.

•	Consolidated operating income was $2.7 million compared to an operating loss of $46.2 million in the prior year fourth quarter, which included non-cash goodwill impairment charges of $7.2 million and $46.5 million, respectively. The increase excluding the impairment charges was driven by the increase in revenues, lower supply chain reinvention costs, bonus expense and import duties, partially offset by strategic review costs.

•	Consolidated net loss was $7.4 million in the fourth quarter of 2023 compared to a net loss of $60.3 million in the prior year period primarily as a result of the improvement in operating income, partially offset by higher interest expense due to higher interest rates.

•	Consolidated Adjusted EBITDA was $22.5 million compared to $20.2 million in the prior year quarter, representing an increase of 11.6%.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues were $118.7 million for the fourth quarter of 2023, compared to $109.4 million for the same period in the prior year, an increase of $9.3 million, or 8.5%, primarily driven by a one-time sale of bulk sugar that was a strategic decision to take advantage of high sugar prices and exit warehousing in Buffalo, NY which will drive future warehouse cost savings. On a constant currency basis, segment product revenues were up 7.9% compared to the prior year driven by 5.9% growth from volumes and 2.0% growth from pricing actions.

Operating income was $0.3 million in the fourth quarter of 2023 compared to operating loss of $47.7 million for the same period in the prior year, which included non-cash goodwill impairment charges of $7.2 million in 2023 and $46.5 million in 2022. The remaining increase in operating income was primarily due to a decline in costs associated with the supply chain reinvention project and lower sugar import tariffs.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 10.2% to a record $32.5 million in the fourth quarter of 2023, compared to $29.5 million for the same period in the prior year. On a constant currency basis, segment product revenues increased 9.6%.

Operating income of $8.7 million in the fourth quarter of 2023 compared to operating income of $8.4 million for the same period in the prior year.

Corporate

Corporate expenses for the fourth quarter of 2023 were $6.4 million, compared to $6.9 million of expenses in the prior year period. The decrease was primarily attributed to lower bonus and stock-based compensation expenses, partially offset by costs associated with the Company’s strategic review and other professional fees.

FULL YEAR 2023 HIGHLIGHTS

•	Consolidated product revenues were $550.9 million, representing an increase of 2.3% on a reported basis, as compared to the full year 2022. On a constant currency basis, product revenues increased 2.4% compared to the prior year period.

•	Consolidated operating income was $15.4 million compared to a loss of $24.6 million in the prior year period, which included non-cash goodwill impairment charges of $7.2 million and $46.5 million, respectively.

•	Consolidated Adjusted EBITDA decreased $0.8 million, or 1.1%, to $78.3 million.

Balance Sheet

As of December 31, 2023, the Company had cash and cash equivalents of $30.5 million and $417.9 million of long-term debt, net of unamortized debt issuance costs. At December 31, 2023, there was $64 million drawn on its $125 million revolving credit facility.

Cash provided by operating activities was $25.3 million for the year ended December 31, 2023, as compared to a cash use of $5.8 million in the prior year period, resulting in an improvement of $31.1 million. Free cash flow, defined as operating cash flow minus capital expenditures, was $19.7 million for the year ended December 31, 2023.

DEFINITIVE AGREEMENT TO BE ACQUIRED

As previously announced, on February 12, 2024, the Company entered into a definitive agreement pursuant to which Ozark Holdings, LLC (which, going forward, intends to do business as Sweet Oak Parent) (“Sweet Oak”), an affiliate of Sababa Holdings FREE, LLC (“Sababa”), will acquire all of the outstanding shares of the Company’s common stock that it does not already own in an all-cash transaction for $4.875 per share (the “Transaction”). This represents a 56% premium over the Company’s share price at market close on June 23, 2023 prior to receiving Sababa’s initial $4.00 per share bid and a 37% premium over the Company’s 60-day volume-weighted average price (“VWAP”) as of February 12, 2024.

A special committee of the Company’s board of directors (the “Board”), consisting solely of disinterested members of the Board (the “Special Committee”), in consultation with its independent financial and legal advisors, unanimously recommended the Transaction and the disinterested members of the Board unanimously approved the Transaction.

The Transaction is expected to close in the second quarter of 2024. Consummation of the Transaction is conditioned on, among other things, the approval at a special meeting of the Company’s stockholders (i) of the holders of a majority in voting power of the Company’s outstanding stock and (ii) of the holders of 66 2/3% of the Company’s outstanding stock not owned by Sababa, and is subject to other customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Transaction is not subject to any financing conditions.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to high quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel® and Equal®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of the Company and can be identified by the use of words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “maintain,” “may,” “opportunities,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strategy,” “will,” “will be,” “will continue,” “will likely result,” “would,” or the negative version of these words and other comparable terms. Examples of forward-looking statements include, but are not limited to, the statements made by Mr. Simon.

All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting. There are a number of factors that could have material adverse effects on our future results, performance or achievements and cause our actual results to differ materially from the forward-looking statements. These factors include, but are not limited to, the ability of the parties to satisfy the conditions precedent and consummate the proposed Transaction, the timing of consummation of the proposed Transaction, the ability of the parties to secure any required stockholder approval in a timely manner or on the terms desired or anticipated, failure of Sweet Oak to obtain the financing required to consummate the Transaction, the ability to achieve anticipated benefits and savings of the proposed Transaction, risks related to the potential disruption of management’s attention due to the pending Transaction, operating results and businesses generally, the outcome of any legal proceedings related to the proposed Transaction and the general risks associated with the respective businesses of the Company and Sweet Oak, including the general volatility of the capital markets, terms and employment of capital, the volatility of the Company’s share price, interest rates or general economy, potential adverse effects or changes to the relationships with the parties’ customers, competitors, suppliers or employees or other parties resulting from the announcement or completion of the proposed Transaction, unpredictability and severity of catastrophic events, including but not limited to the risks related to the effects of pandemics and global outbreaks of contagious diseases (such as the COVID-19 pandemic) and domestic or geopolitical crises, such as terrorism, military conflict (including the outbreak of hostilities between Russia and Ukraine and Israel and Hamas), war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict. Discussions of some of these other important factors and assumptions are contained in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, the Company does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction-related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with productivity initiatives, public company readiness, M&A transaction expenses, supply chain reinvention costs and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Goodwill impairment charges: We exclude the impact of charges related to the impairment of goodwill. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items allows for more meaningful comparison of our operating results.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items allow for more meaningful comparison of our operating results.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items allow for more meaningful comparison of our operating results.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items allow for more meaningful comparison of our operating results.

o	M&A transaction/strategic review: We exclude expenses directly related to the acquisition of businesses and the Company’s strategic review. We believe that the adjustments of these items allow for more meaningful comparison of our operating results.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs include incremental expenses such as hiring, training, startup, exit and other temporary costs. We believe that the adjustments of these items allow for more meaningful comparison of our operating results.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are not operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted. These items include, but are not limited to, stock-based compensation expense and acquisition-related charges. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long-term incentives and other items adjusted by management to better understand our financial results.

Whole Earth Brands, Inc.

Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$30,513	$28,676
Accounts receivable (net of allowances of $1,460 and $1,614, respectively)	74,012	66,653
Inventories	209,271	218,975
Prepaid expenses and other current assets	6,429	10,530
Total current assets	320,225	324,834

Property, Plant and Equipment, net	54,937	58,092

Other Assets
Operating lease right-of-use assets	19,223	18,238
Goodwill	193,610	193,139
Other intangible assets, net	229,936	245,376
Deferred tax assets, net	500	539
Other assets	7,266	8,785
Total Assets	$825,697	$849,003

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$55,662	$47,002
Accrued expenses and other current liabilities	32,173	27,488
Current portion of operating lease liabilities	7,370	8,804
Current portion of long-term debt	3,750	3,750
Total current liabilities	98,955	87,044
Non-Current Liabilities
Long-term debt	417,929	432,172
Deferred tax liabilities, net	31,579	32,585
Operating lease liabilities, less current portion	14,336	12,664
Other liabilities	11,208	9,987
Total Liabilities	574,007	574,452
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 42,853,468 and 41,994,355 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	365,721	360,777
Accumulated deficit	(123,284)	(85,188)
Accumulated other comprehensive income (loss)	9,249	(1,042)
Total stockholders’ equity	251,690	274,551
Total Liabilities and Stockholders’ Equity	$825,697	$849,003

Whole Earth Brands, Inc.

Consolidated Statements of Operations

(In thousands of dollars, except for per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Product revenues, net	$151,164	$138,897	$550,913	$538,272
Cost of goods sold	110,736	110,574	407,236	398,060
Gross profit	40,428	28,323	143,677	140,212

Selling, general and administrative expenses	25,805	23,421	102,354	99,735
Amortization of intangible assets	4,709	4,625	18,698	18,623
Goodwill impairment charges	7,230	46,500	7,230	46,500

Operating income (loss)	2,684	(46,223)	15,395	(24,646)

Interest expense, net	(11,090)	(9,926)	(43,974)	(30,600)
Other (expense) income, net	(1,855)	(1,702)	(3,188)	2,283
Loss before income taxes	(10,261)	(57,851)	(31,767)	(52,963)
(Benefit) provision for income taxes	(2,909)	2,432	6,329	5,789
Net loss	$(7,352)	$(60,283)	$(38,096)	$(58,752)

Net loss per share:
Basic	$(0.17)	$(1.44)	$(0.90)	$(1.42)
Diluted	$(0.17)	$(1.44)	$(0.90)	$(1.42)

Whole Earth Brands, Inc.

Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2021
Operating activities
Net (loss) income	$(38,096)	$(58,752)	$83
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	7,029	4,933	8,715
Depreciation	6,638	6,001	4,727
Amortization of intangible assets	18,698	18,623	18,295
Deferred income taxes	(1,054)	(456)	(12,300)
Goodwill impairment charges	7,230	46,500	—
Amortization of inventory fair value adjustments	—	(2,537)	(3,396)
Non-cash loss on extinguishment of debt	—	—	4,435
Amortization of debt issuance costs and original issue discount	2,252	1,982	1,783
Change in fair value of warrant liabilities	(78)	(1,232)	(29)
Changes in current assets and liabilities:
Accounts receivable	(5,455)	1,222	964
Inventories	10,282	(7,684)	(22,957)
Prepaid expenses and other current assets	1,572	201	(1,030)
Accounts payable, accrued liabilities and income taxes	14,266	(11,574)	12,050
Other, net	2,034	(3,037)	(1,858)
Net cash provided by (used in) operating activities	25,318	(5,810)	9,482

Investing activities
Capital expenditures	(5,661)	(8,887)	(12,198)
Acquisitions, net of cash acquired	—	—	(190,231)
Proceeds from sale of fixed assets	18	468	4,516
Net cash used in investing activities	(5,643)	(8,419)	(197,913)

Financing activities
Proceeds from revolving credit facility	—	54,000	25,000
Repayments of revolving credit facility	(12,000)	(3,000)	(47,855)
Long-term borrowings	—	—	375,000
Repayments of long-term borrowings	(3,750)	(3,750)	(139,314)
Debt issuance costs	(461)	(719)	(11,589)
Payment of contingent consideration	—	(29,108)	—
Proceeds from sale of common stock and warrants	—	—	1
Tax withholdings related to net share settlements of stock-based awards	(1,468)	(898)	(1,913)
Net cash (used in) provided by financing activities	(17,679)	16,525	199,330

Whole Earth Brands, Inc.

Consolidated Statements of Cash Flows (Continued)

(In thousands of dollars)

(Unaudited)

	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2021
Effect of exchange rate changes on cash and cash equivalents	(159)	(1,916)	499
Net change in cash and cash equivalents	1,837	380	11,398
Cash and cash equivalents, beginning of period	28,676	28,296	16,898
Cash and cash equivalents, end of period	$30,513	$28,676	$28,296

Supplemental disclosure of cash flow information
Interest paid	$41,770	$28,386	$21,203
Taxes paid, net of refunds	$4,815	$9,113	$4,523
Supplemental disclosure of non-cash investing
Non-cash capital expenditures	$—	$—	$3,796

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Product revenues, net	$151,164	$138,897	$550,913	$538,272
Net loss	$(7,352)	$(60,283)	$(38,096)	$(58,752)
(Benefit) provision for income taxes	(2,909)	2,432	6,329	5,789
Other expense (income), net	1,855	1,702	3,188	(2,283)
Interest expense, net	11,090	9,926	43,974	30,600
Operating income (loss)	2,684	(46,223)	15,395	(24,646)
Depreciation	1,600	1,677	6,638	6,001
Amortization of intangible assets	4,709	4,625	18,698	18,623
Goodwill impairment charges	7,230	46,500	7,230	46,500
Purchase accounting adjustments	-	-	-	(2,537)
Long term incentive plan	(320)	2,806	4,214	7,763
Severance and related expenses	981	334	2,179	1,381
Non-cash pension expense	108	198	108	228
M&A transaction/strategic review	906	-	1,898	723
Supply chain reinvention	2,353	9,508	14,995	22,842
Other items	2,277	762	6,978	2,289
Adjusted EBITDA	$22,528	$20,187	$78,332	$79,167

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31,
			$ change			% change
Product revenues, net	2023	2022	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$118,707	$109,431	$9,276	$8,668	$607	8.5%	7.9%	0.6%
Flavors & Ingredients	32,458	29,466	2,992	2,826	165	10.2%	9.6%	0.6%
Combined	$151,164	$138,897	$12,267	$11,494	$773	8.8%	8.3%	0.6%

	Twelve Months Ended December 31,
			$ change			% change
Product revenues, net	2023	2022	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$426,287	$422,638	$3,649	$4,121	$(472)	0.9%	1.0%	-0.1%
Flavors & Ingredients	124,626	115,634	8,992	8,975	17	7.8%	7.8%	0.0%
Combined	$550,913	$538,272	$12,641	$13,096	$(455)	2.3%	2.4%	-0.1%

(1)	The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31, 2023				Three Months Ended December 30, 2022
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$151,164	$-	$-	$151,164	$138,897	$-	$-	$138,897	$12,267	8.8%
Cost of goods sold	110,736	(3,106)	(1,345)	106,286	110,574	(4,712)	(7,114)	98,748	7,538	7.6%
Gross profit	40,428	3,106	1,345	44,878	28,323	4,712	7,114	40,149	4,730	11.8%
Gross profit margin %	26.7%			29.7%	20.4%			28.9%		0.8%
Selling, general and administrative expenses	25,805	(693)	(2,762)	22,350	23,421	(2,934)	(525)	19,962	2,388	12.0%
Amortization of intangible assets	4,709	(4,709)	-	-	4,625	(4,625)	-	-	-	-
Goodwill impairment charges	7,230	(7,230)	-	-	46,500	(46,500)	-	-	-	-
Operating income	$2,684	$15,738	$4,107	$22,528	$(46,223)	$58,771	$7,639	$20,187	$2,341	11.6%
Operating margin %	1.8%			14.9%	(33.3%)			14.5%		0.4%

	Twelve Months Ended December 31, 2023				Twelve Months Ended December 31, 2022
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$550,913	$-	$-	$550,913	$538,272	$-	$-	$538,272	$12,641	2.3%
Cost of goods sold	407,236	(11,467)	(12,253)	383,516	398,060	(7,845)	(19,303)	370,912	12,604	3.4%
Gross profit	143,677	11,467	12,253	167,397	140,212	7,845	19,303	167,360	37	0.0%
Gross profit margin %	26.1%			30.4%	26.0%			31.1%		(0.7%)
Selling, general and administrative expenses	102,354	(8,009)	(5,280)	89,065	99,735	(8,826)	(2,717)	88,193	872	1.0%
Amortization of intangible assets	18,698	(18,698)	-	-	18,623	(18,623)	-	-	-	-
Goodwill impairment charges	7,230	(7,230)	-	-	46,500	(46,500)	-	-	-	-
Operating income	$15,395	$45,404	$17,533	$78,332	$(24,646)	$81,793	$22,020	$79,167	$(835)	(1.1%)
Operating margin %	2.8%			14.2%	(4.6%)			14.7%		(0.5%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

(Unaudited)

	Three Months Ended December 31, 2023					Three Months Ended December 31, 2022
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Goodwill impairment charges	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Goodwill impairment charges	Operating Income
Depreciation	$1,412	$188	$-	$-	$1,600	$1,364	$313	$-	$-	$1,677
Amortization of intangible assets	-	-	4,709	-	4,709	-	-	4,625	-	4,625
Goodwill impairment charges	-	-	-	7,230	7,230	-	-	-	46,500	46,500
Non-cash pension expense	-	108	-	-	108	-	198	-	-	198
Long term incentive plan	120	(439)	-	-	(320)	441	2,364	-	-	2,806
Supply chain reinvention	1,000	-	-	-	1,000	2,251	-	-	-	2,251
Other items	573	837	-	-	1,410	656	58	-	-	714
Total non-cash adjustments	$3,106	$693	$4,709	$7,230	$15,737	$4,712	$2,934	$4,625	$46,500	$58,771
Cash adjustments
Severance and related expenses	-	981	-	-	981	-	334	-	-	334
M&A transaction/strategic review	-	906	-	-	906	-	-	-	-	-
Supply chain reinvention	1,345	8	-	-	1,353	7,114	144	-	-	7,257
Other items	-	867	-	-	867	-	48	-	-	48
Total cash adjustments	$1,345	$2,762	$-	$-	$4,107	$7,114	$525	$-	$-	$7,639
Total adjustments	$4,450	$3,455	$4,709	$7,230	$19,844	$11,826	$3,459	$4,625	$46,500	$66,410

	Twelve Months Ended December 31, 2023					Twelve Months Ended December 31, 2022
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Goodwill impairment charges	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Goodwill impairment charges	Operating Income
Depreciation	$5,879	$759	$-	$-	$6,638	$5,075	$927	$-	$-	$6,001
Amortization of intangible assets	-	-	18,698	-	18,698	-	-	18,623	-	18,623
Goodwill impairment charges	-	-	-	7,230	7,230	-	-	-	46,500	46,500
Non-cash pension expense	-	108	-	-	108	-	228	-	-	228
Long term incentive plan	417	3,798	-	-	4,214	604	7,159	-	-	7,763
Purchase accounting costs	-	-	-	-	-	(2,537)	-	-	-	(2,537)
Supply chain reinvention	2,798	-	-	-	2,798	3,023	-	-	-	3,023
Other items	2,373	3,345	-	-	5,718	1,680	512	-	-	2,192
Total non-cash adjustments	$11,467	$8,009	$18,698	$7,230	$45,404	$7,845	$8,826	$18,623	$46,500	$81,793
Cash adjustments
Severance and related expenses	54	2,125	-	-	2,179	102	1,279	-	-	1,381
M&A transaction/strategic review	-	1,898	-	-	1,898	-	723	-	-	723
Supply chain reinvention	12,199	(3)	-	-	12,196	19,202	617	-	-	19,819
Other items	-	1,261	-	-	1,261	-	98	-	-	98
Total cash adjustments	$12,253	$5,280	$-	$-	$17,533	$19,303	$2,717	$-	$-	$22,020
Total adjustments	$23,720	$13,289	$18,698	$7,230	$62,937	$27,148	$11,542	$18,623	$46,500	$103,813